EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2019

VANCOUVER, WASHINGTON, May 6, 2019 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the three months ended March 31, 2019.

Net sales for the first quarter of 2019 totaled $84.4 million, a decrease of 26.5% compared to $114.8 million in the same quarter of 2018. The decrease in net sales was driven by weakness in the Direct segment, down 34.4% from the prior year quarter, primarily reflecting a decline in sales of the Bowflex Max Trainer® product. Retail sales were down 14.4% from the prior year quarter, primarily due to lower order volume from certain customers reducing their inventory stocking levels. Royalty revenue in the first quarter of 2019 was $0.9 million, an increase of 39.7% compared to the same quarter of last year, due to payment of royalties related to a new agreement executed in late 2018. Gross margins for the first quarter of 2019 were 42.5% versus 51.3% for the same period of last year, reflecting unfavorable overhead absorption related to the decline in sales and unfavorable product mix.

Operating loss for the first quarter of 2019 was $10.2 million, compared to income of $10.7 million in the same period of last year, as lower sales and gross margins resulted in a decline in gross profit dollars, which was partially offset by a decrease in operating expenses. Operating expenses for the first quarter of 2019 decreased by $2.2 million to $46.0 million compared to $48.2 million in the same period of last year as a result of lower marketing costs. As a percentage of revenue, operating expenses were 54.5% of revenue versus 42.0% in the same period of last year due to the decrease in sales.

Loss from continuing operations for the first quarter of 2019 was $8.5 million, or $0.29 per diluted share, compared to income of $8.1 million, or $0.27 per diluted share, for the same period of last year. EBITDA loss from continuing operations for the first quarter of 2019 totaled $8.1 million compared to income of $13.1 million in the prior year period.

Carl Johnson, Chairman and Interim Chief Executive Officer, stated, “As anticipated, the primary factors impacting our first quarter results continued to be softness in the Direct segment as well as lower sales in our Retail segment due to certain strategic partners carrying higher than normal inventory levels. In the Direct segment, the refreshed Max Trainer product line with connected home digital capabilities continued to experience a slow ramp from its fourth quarter launch into the first quarter. Our analysis has confirmed the root cause as sub-optimal advertising creative resulting in low awareness and insufficient communication of the product's differentiated digital capabilities. We are in the midst of working to develop effective new positioning for Bowflex, the Max Trainer line, and our digital platform, using leading edge consumer insight techniques, in time for the important fourth quarter 2019 season. In the immediate term, we have initiated a broad range of tactical digital, social media and PR programs to support the Bowflex Max Trainer, the digital platform and other select Direct products. We remain confident that this new positioning and advertising will return the Direct business to profitability led by our digital platform and its personalized fitness and performance capabilities. Turning to Retail, while sales were soft in the first quarter due to the expected higher inventory levels of certain strategic partners, we continue to see solid sell-through and expect a healthy fall and holiday season for this segment.”

Mr. Johnson continued, “Additionally, to fuel sales for the balance of the year, we have a range of new product introductions planned across all of our sales channels. These introductions include, among others, the Max Trainer M10 with a built-in digital screen and capabilities, Octane Commercial Max Trainer, and the Octane XR6000S recumbent elliptical. Our focus remains on being a differentiated player in the industry by continuing to bring new innovations to market while also growing our top and bottom lines. Improved earnings and margins will come through the implementation of the initiatives discussed last quarter: broad cost containment, workforce reduction, value engineering initiatives and simplification of processes. Supporting all these measures is our solid balance sheet. We refinanced our debt and paid down $11.5 million to end the quarter with $20.5 million of debt and $23.6 million of cash. In summary, we have a robust plan in place to work through our temporary setbacks and to position Nautilus for growth and success in the coming years. We will continue to provide regular updates throughout the year on the status of these actions and the expected improving health of the business.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $46.7 million in the first quarter of 2019, a decrease of 34.4% over the comparable period last year due to a decline in Max Trainer® product sales. Operating loss for the Direct segment was $4.5 million for the first quarter of 2019, compared to operating income of $11.3 million in the first quarter of last year. Operating income was negatively impacted by the decline in sales and gross margins. Gross margin for the Direct segment declined by 650 basis points to 56.5%, which resulted from unfavorable overhead absorption related to the decreased net sales and unfavorable product mix.

Net sales for the Retail segment were $36.8 million in the first quarter of 2019, a decrease of 14.4% when compared to $43.0 million in the first quarter last year. The decrease was due to lower order volume from certain customers reducing their inventory stocking levels. Operating loss for the Retail segment was $0.7 million for the first quarter of 2019 compared to income of $3.9 million in the first quarter of last year. The decrease in Retail segment operating income was primarily due to the lower revenue and gross margins. Retail segment gross margin was 23.3% in the first quarter of 2019, compared to 31.2% in the same quarter of the prior year, which resulted from unfavorable overhead absorption related to the lower sales coupled with unfavorable product mix.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of March 31, 2019, the Company had cash and marketable securities of $23.6 million and debt of $20.5 million, compared to cash and marketable securities of $63.5 million and debt of $32.0 million at year end 2018. Working capital of $65.6 million as of March 31, 2019 was $11.1 million lower than the 2018 year-end balance of $76.6 million. Inventory as of March 31, 2019 was $60.9 million, compared to $68.5 million as of December 31, 2018 and $37.7 million at the end of the first quarter of last year.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2019 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 6, 2019. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 239-9838 in North America and international listeners may call (323) 794-2551. Participants from the Company will include M. Carl Johnson, III, Chairman and Interim Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Special Assistant to the Chief Executive Officer.

A telephonic playback will be available from 7:30 p.m. ET, May 6, 2019, through 11:59 p.m. ET, May 20, 2019. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 8465804.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three months ended March 31, 2019 and 2018.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Modern Movement®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, including future plans for introduction of new products, anticipated demand for the Company's new and existing products, and projected impact of the new and continuing product launches on the Company’s operating results for the first quarter of 2019 and future periods; statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; planned investments, development partnerships and strategic initiatives and the anticipated or targeted results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our condensed consolidated statements of operations for the three months ended March 31, 2019 and 2018 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2019	2018

Net sales	$84,400	$114,813
Cost of sales	48,558	55,942
Gross profit	35,842	58,871

Operating expenses:
Selling and marketing	34,043	36,763
General and administrative	7,655	6,910
Research and development	4,311	4,501
Total operating expenses	46,009	48,174

Operating (loss) income	(10,167)	10,697
Other expense, net	(433)	(34)
(Loss) income from continuing operations before income taxes	(10,600)	10,663
Income tax (benefit) expense	(2,116)	2,523
(Loss) income from continuing operations	(8,484)	8,140
Loss from discontinued operations	(91)	(81)
Net (loss) income	$(8,575)	$8,059

Basic (loss) income per share from continuing operations	$(0.29)	$0.27
Basic loss per share from discontinued operations	—	—
Basic net (loss) income per share	$(0.29)	$0.27

Diluted (loss) income per share from continuing operations	$(0.29)	$0.27
Diluted loss per share from discontinued operations	—	—
Diluted net (loss) income per share(1)	$(0.29)	$0.26

Shares used in per share calculations:
Basic	29,573	30,314
Diluted	29,573	30,591

(1) May not add due to rounding.

SEGMENT INFORMATION

The following table presents certain comparative information by segment for the three months ended March 31, 2019 and 2018 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2019	2018	$	%
Net sales:
Direct	$46,714	$71,201	$(24,487)	(34.4)%
Retail	36,821	42,993	(6,172)	(14.4)%
Royalty	865	619	246	39.7%
	$84,400	$114,813	$(30,413)	(26.5)%

Operating income (loss):
Direct	$(4,542)	$11,291	$(15,833)	(140.2)%
Retail	(722)	3,921	(4,643)	(118.4)%
Unallocated corporate	(4,903)	(4,515)	(388)	(8.6)%
	$(10,167)	$10,697	$(20,864)	(195.0)%

BALANCE SHEET INFORMATION

The following summary contains information from our condensed consolidated balance sheets as of March 31, 2019 and December 31, 2018 (unaudited and in thousands):

	As of
	March 31, 2019	December 31, 2018
Assets

Cash and cash equivalents	$11,060	$38,125
Available-for-sale securities	12,583	25,392
Trade receivables, net of allowances of $28 and $99	21,940	45,847
Inventories	60,892	68,465
Prepaids and other current assets	6,888	7,980
Income taxes receivable	5,761	5,653
Total current assets	119,124	191,462

Property, plant and equipment, net	21,823	22,216
Operating lease right of use assets	23,401	—
Finance lease right of use assets	209	—
Goodwill	63,499	63,452
Other intangible assets, net	54,430	55,240
Other assets	2,784	574
Total assets	$285,270	$332,944

Liabilities and Shareholders' Equity

Trade payables	$40,658	$87,265
Accrued liabilities	6,178	8,370
Operating lease liabilities, current portion	3,561	—
Finance lease liabilities, current portion	121	—
Warranty obligations, current portion	3,048	3,213
Note payable, current portion	—	15,993
Total current liabilities	53,566	114,841

Warranty obligations, non-current	2,375	2,362
Operating lease liabilities, non-current	21,836	—
Finance lease liabilities, non-current	135	—
Income taxes payable, non-current	3,599	3,427
Deferred income tax liabilities, non-current	9,638	11,888
Other non-current liabilities	—	1,837
Debt payable, non-current	20,490	15,993
Shareholders' equity	173,631	182,596
Total liabilities and shareholders' equity	$285,270	$332,944

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three months ended March 31, 2019 and 2018 (unaudited and in thousands):

	Three Months Ended March 31,
	2019	2018

(Loss) income from continuing operations	$(8,484)	$8,140
Interest expense, net	40	21
Income tax (benefit) expense from continuing operations	(2,116)	2,523
Depreciation and amortization	2,485	2,439
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$(8,075)	$13,123